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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
   THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
    UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934.

                                         Commission File Number       0-14996
                                                               ----------------
                             CRYENCO SCIENCES, INC.
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               (Exact Name of Registrant as Specified in Charter)

3811 Joliet Street, Denver, Colorado  80239                  (303) 371-6332
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   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                 Class A Common Stock, par value $.01 per share
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            (Title of Each Class of Securities Covered by This Form)

                                      None
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   (Title of All Other Classes of Securities for Which a Duty to File Reports
                     Under Section 13(a) or 15(d) Remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i) /X/                Rule 12h-3(b)(1)(i)   / /
            Rule 12g-4(a)(1)(ii) / /               Rule 12h-3(b)(1)(ii)   / /
             Rule 12g-4(a)(2)(i) / /                Rule 12h-3(b)(2)(i)   / /
            Rule 12g-4(a)(2)(ii) / /               Rule 12h-3(b)(2)(ii)   / /
                                                            Rule 15d-6    / /

          Approximate number of holders of record as of the certification or
notice date:             1
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          Pursuant to the requirements of the Securities Exchange Act of 1934,
Cryenco Sciences, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    January 26, 1998                      By:     /s/ Don A. Baines
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                                                       Don A. Baines, Secretary